Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

STRATEGIC SOURCING

MASTER AGREEMENT

between

JOHNSON & JOHNSON BUSINESS SERVICES

and

PLAZA CONSULTING GROUP dba PHARMASERV

TABLE OF CONTENTS

10/11/04

10/11/04

MASTER AGREEMENT

This Master Agreement (this "Agreement") is made as of the 11th day of October, 2004 by and between JOHNSON & JOHNSON BUSINESS SERVICES ("JJBS"), an unincorporated operating unit of OMJ Pharmaceuticals, Inc. a New Jersey corporation, and **PLAZA CONSULTING GROUP dba PHARMASERV**, a corporation, ("Seller").

WHEREAS, Seller is in the business of providing Services (as defined hereafter) and certain Affiliates of JJBS would like to purchase the Services from Seller pursuant to the terms of this Agreement. The participating affiliates in Puerto Rico are defined as:

- Ethicon LLC, San Lorenzo
- Lifescan LLC, Cabo Rojo
- Cordis LLC, San Germán
- OMJ, San Germán
- Ortho Pharmaceutical, Manatí
- McNeil Consumer, Las Piedras
- Ortho Biologics LLC, Manatí
- Janssen Ortho LLC, Gurabo

WHEREAS, JJBS has issued a Request For Information defined as RFI 2714 and has executed a Competitive Bidding Event entitled CBE12218 dated May 21, 2004 to which Seller affirmatively responded and stated that it is fully capable and willing to provide the Services and indicated its intent to be contractually bound to the warranties and representations contained in its response and further negotiations between the parties.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Definitions

The following terms shall have the meanings indicated when used in this Agreement and any amendment hereto:

(a) "Account Managers" shall mean the representatives, or their designees, of Seller and JJBS nominated by each as the person responsible for all project deliverable activities and administrative tasks undertaken pursuant to this Agreement.

(b) An "Affiliate" of a party to this Agreement shall mean any corporation or partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with such party.

(c) The "Agreement" shall mean and include this Agreement, its Addenda, Attachments, Exhibits and Amendments, as such may exist from time to time.

(d) "cGMP" shall mean the U.S. Food and Drug Administration's Current Good Manufacturing Practices for finished pharmaceuticals, health care diagnostic devices, etc.

(e) "Control", as used in the definition of "Affiliate", shall mean the legal power to direct or cause the direction of the general management or partners of such entity whether through the ownership of voting securities, by contract or otherwise.

(f) "Disputed Matter" shall mean a claim by either party that is unable to be resolved to their mutual satisfaction, notwithstanding the exercise of reasonable efforts of both parties.

(g) "FDA" shall mean the U.S. Food and Drug Administration.

(h) "Intellectual Property Rights" shall mean all intellectual property rights including copyrights, patents, trade secrets, trademarks and other proprietary rights that are embodied in or used in connection with Seller's or J&J Parties' products or services.

(i) "J&J Parties" shall mean all Participating Affiliates and JJBS.

(j) "May" as used in this Agreement, shall indicate actions that (i) are permitted; (ii) are one, but not the only way, of satisfying a requirement; (iii) are an alternative to a stated requirement; or (iv) an action that may or may not happen.

(k) "OSHA" shall mean the U.S. Occupational Safety and Health Act.

(l) "Participating Affiliate" shall mean an Affiliate of JJBS that has executed a Site Specific Agreement with Seller.

(m) "Seller's Personnel" shall mean employees or agents of Seller or it's permitted sub-contractors.

(n) "Services" shall mean goods and/or services described in detail in Annex A.

(o) "Shall", as used in this Agreement, shall be a term denoting that a specific activity is mandatory and must be performed as specified.

(p) "Should", as used in this Agreement, shall be a term denoting that a specified activity is good practice, but is not mandatory.

(q) "Site Specific Agreement" shall mean the agreement between the Participating Affiliate and Seller incorporating all of the terms and conditions of this Agreement and providing for additions, deletions or more detail thereto.

2. Strategic Initiative

(a) JJBS hereby authorizes Seller to offer Services to Participating Affiliates in Puerto Rico. Specifics of such Services may vary from company to company and/or site to site. Nothing in this Agreement shall automatically grant to Seller any right to an expansion in the scope of its business

10/11/04

volume or the Services to be rendered in the event that JJBS and Participating Affiliate, or either, shall acquire additional companies, facilities or services during the term of this Agreement.

(b) Seller is responsible to implement continuous improvement processes in its techniques, sequences, invoicing, scheduling and other procedures in the performance of the Services in order to maintain the highest degree of cost efficiency while maintaining the quality standards prescribed by this Agreement.

(c) Seller is now planning and taking action to implement and will continue to implement, in a commercially reasonable manner, any and all measures to continue to perform the Agreement strictly according to its terms and otherwise to meet the needs of its seller-customer trading relationship with the J&J Parties, including those required for due performance and continued performance without impairment due to interruption and/or disruption of estimates, performance schedules, orders, confirmations, manufacture and delivery of conforming products and/or services in a timely and efficient manner to fulfill J&J Parties' requirements and to enable J&J Parties to deal with their own business and their clients' needs and contract requirements, as well as to invoice J&J Parties and credit its payments in a timely and accurate manner, notwithstanding the occurrence of the Year 2000.

3. Purchase and Sale of Services

(a) During the term of this Agreement, Seller shall provide each Participating Affiliate with those Services specified in the Agreement to which such Participating Affiliate is a party. The Services will conform to the specifications set forth in Annex A hereto (the "General Description of Services"), subject to the performance requirements in Annex E (the "Service Level Agreement").

(b) From time to time during the term of this Agreement, either party may submit written proposals for changes in scope of the Services, including specifically the adoption or development of improvements relating to the Services (each a "Change Request"). Each Change Request shall (i) describe the change in reasonable detail; (ii) give the rationale for the change; (iii) identify the technical and personnel impact; (iv) identify the financial impact; (v) state the effect the change will have on any delivery dates; and (vi) commit to an implementation date. If the parties mutually determine to pursue changes to the Services, they shall modify the General Description of Services and/or the Site Specific Agreement to reflect such Improvements and shall revise the Commercial Terms and Conditions to be charged for the Services.

(c) The prices for Services provided by Seller during the term of this Agreement are set forth in the Commercial Terms and Conditions that appear as Annex C to this Agreement.

4. Representations and Warranties

Seller represents and warrants to the J&J Parties that:

10/11/04

(a) The Services provided pursuant to this Agreement are of merchantable quality, conform to all aspects of any specifications provided by (i) Seller, (ii) the hardware manufacturer, (iii) the software licensor or (iv) the copyright owner, or any combination thereof, and are suitable for the Participating Affiliate's intended uses and purposes in the ordinary course of its business to the extent that such uses and purposes are known or reasonably should be known to the Seller;

(b) The Services provided in connection with this Agreement will comply with all applicable Federal, State or Municipal statutes, laws, rules or regulations, permits, licenses and certificates, including those relating to the environment, food and drugs and occupational health and safety. Without limiting the foregoing, Seller represents and warrants that it shall comply with all present and future statutes, laws, ordinances and regulations relating to the provision of the Services being provided hereunder, including, without limitation, those enforced by the FDA (including compliance with cGMP), the U.S. Department of Labor under OSHA and International Standards Organization Rules 9,000 et seq.;

(c) The performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under, its Certificate of Incorporation or corporate bylaws or any agreement, contract, commitment or obligation to which Seller or any of its Affiliates is a party or by which it is bound;

(d) Any software used by Seller in providing the Services does not infringe upon the Intellectual Property Rights of any third party;

(e) Services shall be performed in a professional manner in accordance with industry standards and practices applicable to the performance of such Services;

(f) All employees of Seller, and its permitted subcontractors, will obey facility safety and environmental standards; and

(g) Seller shall have obtained all necessary permits, licenses and certifications, including for its employees, for operating and maintaining equipment and for performing Services.

All third party warranties and representations shall be for the benefit of the Participating Affiliate, its customers and the users of the products and/or services in which they may be incorporated.

5. Indemnification

(a) Seller shall indemnify and hold harmless the J&J Parties, their officers, directors, customers, agents and employees, from and against any and all claims, losses, damages, judgments, costs, awards, expenses (including reasonable attorneys' fees) and liabilities of every kind (collectively, "Losses") arising out of or resulting from (i) any breach by Seller of any of its warranties, guarantees, representations, obligations or covenants contained herein and (ii) any negligent acts or omissions or the intentional or willful misconduct of any of Seller's Personnel.

(b) J&J Parties will give Seller prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an "Indemnity Claim") under this Article. J&J Parties shall have the right to participate jointly with the Seller, at their own expense, in the defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if, as a result thereof, the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

(c) This Article in its entirety shall survive the expiration or termination of this Agreement.

6. Term; Termination

(a) The term of this Agreement shall be for a period of two (2) years beginning on June 1st ,2004, unless sooner terminated pursuant to this Article. JJBS reserves the right to extend this Agreement for up to an additional one (1) year term on the terms and conditions, including pricing, contained herein.

(b) JJBS may terminate this Agreement, without cause for any reason, by giving written notice to Seller of its intent to terminate at least ten (10) days prior to the date on which it seeks to terminate this Agreement. A Participating Affiliate may terminate a Site Specific Agreement/Purchase Order, without cause for any reason, by giving written notice to Seller of its intent to terminate at least ten (10) days prior to the date on which it seeks to terminate the Site Specific Agreement.

(c) This Agreement may be terminated prior to its expiration date upon thirty (30) days prior written notice by either party: (i) in the event that the other party hereto shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the "Bankruptcy Code"), (4) file a petition seeking to take advantage of any law (the "Bankruptcy Laws") relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed

10/11/04

against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; (ii) if a proceeding or case shall be commenced against the other party hereto in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the party or of all or any substantial part of its assets, or (3) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of 30 days; or (iii) an order for relief against the other party hereto shall be entered in an involuntary case under the Bankruptcy Code.

(d) This Agreement may be terminated prior to its termination date by either party by giving notice of its intent to terminate and stating the grounds therefore if the other party shall materially breach or materially fail in the observance or performance of any representation, warranty, guarantee, covenant or obligation under this Agreement. If the breach or failure is capable of being cured, the party receiving the notice shall have thirty (30) days from the date of receipt thereof to cure the breach or failure. In the event such breach or failure is cured, the notice shall be of no effect. Reoccurrence of a breach of a material term and condition of this Agreement within thirty (30) days of its initial cure will give cause for immediate termination by the non-breaching party in its sole election. Material terms and conditions of this Agreement include, without limitation, Article 4 "Representations and Warranties", Article 5 "Indemnification", Article 9 "Confidentiality", Article 10 "Compliance with Laws", Article 11 "Insurance", Article 14 "Publicity", Article 19 "Personnel", Article 22 "Records and Right to Audit", Article 23 "Most Favored Customer", Article 24 "Charges and Payments", Article 25 "Transition of Affected J&J Parties Employees", Article 26 "Shipping/Delivery", Article 27 "Small and Minority Business", Article 30 "Safety", and Annexes A-E.

(e) Notwithstanding the termination of this Agreement for any reason, each party hereto shall be entitled to recover any and all damages which such party shall have sustained by reason of the breach by the other party hereto of any of the terms of this Agreement. Termination of this Agreement for any reason shall not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive such termination. In the case of a termination under clause (d) of this Article, the non-defaulting party may pursue any remedy available in law or in equity with respect to such breach, subject to Article 15 "Governing Law; Dispute Resolution".

7. <u>Rights Upon Termination or Expiration of the Agreement</u>

Provided that Participating Affiliates are not in default of their obligations under this Agreement, upon expiration or termination of any Site Specific Agreement each Participating Affiliate may, but shall not be obligated to, exercise any or all of the following rights:

(a) Purchase from Seller or have another Services provider purchase from Seller the supplies and major and minor equipment owned by Seller at such Participating Affiliate's location and used by Seller to perform the Services, at an amount equal to the lesser of documented present book value or retail fair market value, as determined by a recognized independent third party appraiser as designated by such Participating Affiliate;

(b) For software proprietary to Seller that is utilized by Seller to provide the Services, receive an irrevocable, non-exclusive, fully paid-up one-year license to continue to use the software for its own internal use and receive, at current reasonable rates, support services for operation of such software;

(c) Require Seller to use commercially reasonable efforts to assign to such Participating Affiliate any third party software license or equipment lease for the remainder of its term necessary for the rendering of the Services under existing terms and conditions; and

(d) Acquire any other resources used by Seller in providing the Services, including the right to make offers of employment to former Participating Affiliate employees, Seller employees or employees of Seller's permitted subcontractors providing Services to such Participating Affiliate and Seller shall fully cooperate with such Participating Affiliate in connection therewith.

8. Force Majeure

If either party is prevented from performing any of its obligations hereunder due to any cause that is beyond the non-performing party's reasonable control, including fire, explosion, flood or other acts of God; acts, regulations or laws of any government; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a "Force Majeure Event"), such non-performing party shall not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event, provided that the non-performing party gives immediate written notice to the other party of the Force Majeure Event. Such non-performing party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. If such Force Majeure Event does not terminate prior to the end of a 3-month period, then the other party shall have the right to terminate this Agreement.

9. Confidentiality

(a) As used herein, "Confidential Information" shall include all information which is disclosed by JJBS or any Participating Affiliate to Seller or otherwise acquired by Seller relating to JJBS, any Participating Affiliate or the customers or suppliers of either, orally, electronically, visually or in a document or other tangible form, which is either identified as or should reasonably be understood to be

confidential and/or proprietary, including, but not limited to: (i) information regarding any of the products of Participating Affiliate, the design or manufacture of such products or the packaging thereof, (ii) information regarding advertising, distribution, marketing or strategic plans, (iii) information regarding costs, productivity or technological advances, (iv) any designs, specifications, blueprints or patterns provided by any Participating Affiliate to Seller or (v) any other information received by Seller in connection with its performance of the obligations contemplated under this Agreement or any Site Specific Agreement. Seller shall not use, and shall insure that its employees, officers and agents shall not use (except, in either case, to comply with Seller's obligations under this Agreement or any Site Specific Agreement) and shall not disclose, and shall insure that its employees, officers and agents shall not disclose, any Confidential Information to third parties and upon the termination of this Agreement shall return to JJBS or such Participating Affiliate all Confidential Information in written form and delete any Confidential Information in electronic form from its systems. Confidential Information shall not include information that (i) was already known to Seller at the time of its receipt thereof, as evidenced by its written records, (ii) is disclosed to Seller after its receipt thereof by a third party who has a right to make such disclosure without violating any obligation of confidentiality or (iii) is or becomes part of the public domain through no fault of Seller.

(b) This Article in its entirety shall survive the expiration or termination of this Agreement.

10. Compliance with Laws

Seller guarantees that:

(a) No goods shipped to Participating Affiliates are adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, or are goods which may not, under the provisions of Sec. 404 or 505 of that Act, be introduced into interstate commerce.

(b) No goods shipped pursuant to a Site Specific Agreement are produced in violation of any provisions of the Fair Labor Standards Act.

(c) It will comply with the applicable provisions of any Federal (United States or otherwise) or State law and all executive orders, rules and regulations issued thereunder, whether now or hereafter in force; and any provisions, representations or agreements required thereby to be included in this Agreement resulting from the acceptance of this Agreement by Seller are hereby incorporated by reference, including, but not limited to, Executive Order 11246, as amended, Chapter 60 of Title 41 of the Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of race, color, sexual orientation, religion, sex or national origin; Section 60-741.1, as amended, of Chapter 60 of Title 41 of the Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of physical or

mental handicap; and Section 60.250.4 of Chapter 60 of 41 Code of Federal Regulations, as amended, providing for the employment of disabled veterans and veterans of the Vietnam era.

(d) If any Services are ordered by a Participating Affiliate under U.S. government contracts, all applicable Federal statutes and regulations applying to such Participating Affiliate as contractor are accepted and binding upon Seller insofar as Seller may be deemed a subcontractor.

(e) With respect to all environmental, safety and industrial hygiene matters related to Seller's activities under this Agreement, Seller shall (a) comply with all applicable laws and regulations issued by national, state and local authorities, (b) inform J&J Parties promptly of any significant adverse event (e.g., fires, explosions, accidental discharges), (c) inform J&J Parties promptly of any allegations or findings of violations of applicable laws or regulations, (d) allow J&J Parties to inspect Seller's facilities, such inspections to be at reasonable times and upon reasonable notice, and (d) implement promptly any corrective action which may be reasonably requested by J&J Parties, including (without limitation) adhering to reasonable and significant elements of the environmental, safety and industrial hygiene program adhered to by J&J Parties in their own operations.

(f) Seller and its officers have read and understand the Johnson & Johnson Policy on the Employment of Young Persons (the "Policy"), copy available upon request. In the manufacture and supply of all Services hereunder, Seller shall employ young persons only as permitted by the Policy. Seller shall permit representatives of the J&J Parties to enter Seller's premises at any reasonable time, and Seller shall ensure that such representatives shall be permitted to enter the premises of any subcontractor involved in the manufacture or supply of any Services (or component thereof) at any reasonable time, in order to inspect relevant employment, health and safety records and to observe the manufacturing process. Seller (and its subcontractors) shall maintain the records and necessary to demonstrate compliance with the Policy and shall provide to J&J Parties a written certification of such compliance annually during the term of this Agreement.

11. Insurance

Seller and its permitted subcontractors agree to procure and maintain in full force and effect during the term of this Agreement valid and collectible insurance policies in connection with its activities as contemplated hereby, which policies shall provide for the type of insurance and amounts of coverage as follows:

(a) Comprehensive general liability insurance covering premises, products, completed operations, independent contractors, personal injury and blanket broad form contractual liability. Minimum coverage required is:

Bodily Injury	$2,000,000 each person
	$5,000,000 per occurrence

Property Damage	$2,000,000 per occurrence
or	
Bodily Injury & Property Damage	$5,000,000 combined single limit, Per occurrence

(b) Statutory workers' compensation insurance with statutory limits for the States where any services are to be provided.

(c) Employers' liability insurance with limits of not less than $500,000 per occurrence.

(d) Comprehensive automobile liability insurance, for all owned, hired or used vehicles, covering bodily injury and property damage, with coverage identical to that in subsection (a) above.

(e) Any insurance required by any employee benefit act or any applicable statute or governmental regulation.

(f) Professional Liability Insurance in the amount of $2,000,000 annual aggregate.

Seller will designate the J&J Parties as "additional insured" under each section of its Comprehensive General Liability and Automobile Liability policies. Upon JJBS' or any Participating Affiliate's request, Seller shall provide to JJBS or such Participating Affiliate a certificate of such insurance coverage. The certificate shall include the agreement for the insurer to give notice to each Participating Affiliate at least thirty (30) days prior to the effective date of any cancellation, lapse or material change in the policy, as well as include a waiver of subrogation in favor of JJBS and Participating Affiliates.

12. Relationship of the Parties

The relationship of the J&J Parties and Seller established by this Agreement or any Site Specific Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

13. Copyrights and Invention Rights

(a) Any work(s) created by Seller for delivery of the Services shall be considered a work made for hire, to the fullest extent permitted by law and all right, title and interest therein, including the worldwide copyrights, shall be the property of the J&J Parties as the party specially commissioning said work. In the event that any said copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held to not be a work made for hire, Seller agrees to assign, and does hereby so assign to the J&J Parties, all right, title and interest in and to said work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the work in copies or phone records, to prepare derivative works based on the work, to distribute copies of the work, to perform and/or display the

work publicly and to register the claim of copyright therein. Seller, without charge to the J&J Parties, shall duly execute, acknowledge and deliver to the J&J Parties all such further papers, including assignments and applications for copyright registration or renewal, as may be necessary to enable the J&J Parties to publish or protect said works by copyright or otherwise in any and all countries and to vest title to said works in the J&J Parties, or their nominees, successors or assigns, and shall render all such further assistance, at the J&J Parties' expense, as the J&J Parties may require in any proceeding or litigation involving the rights in said works. If the J&J Parties request Seller to execute an assignment of its copyrights or other rights in the copyrightable work and if the Seller fails to execute the assignment within fifteen (15) calendar days after the request, Seller hereby appoints JJBS as Seller's attorney in fact for the sole purpose of executing the assignment on behalf of Seller to the J&J Parties, and Seller agrees to be bound thereby.

(b) Any inventions, improvements or ideas made or conceived by Seller in connection with or during the performance of the Services contemplated under this Agreement shall become the property of the J&J Parties. At the J&J Parties' expense, Seller shall execute, acknowledge and deliver to the J&J Parties all such further papers, including applications for patents, as may be necessary to enable the J&J Parties to publish or protect said inventions, improvements, and ideas by patent or otherwise in any and all countries and to vest title to said patents, inventions, improvements and ideas in the J&J Parties, or their nominees, successors or assigns, and shall, at the J&J Parties' expense, render all such assistance as may be required in any Patent Office proceeding or litigation involving said inventions, improvements or ideas. Seller, as part of the Services to be performed under the Agreement, shall notify each Participating Affiliate of any new inventions, improvements or ideas conceived by Seller during the performance of the Services contemplated by this Agreement, and shall keep written notebook records of its work, properly witnessed for use as invention records, and shall submit such records to a Participating Affiliate when requested or at the termination or expiration of the Services contemplated hereunder.

14. Publicity

Seller shall not originate any publicity, news release, or other announcement, written or oral, whether to the public press, the trade, any customers of JJBS or any of its Affiliates or otherwise, relating to this Agreement, or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of JJBS. Seller shall not use the name of JJBS or any of its Affiliates, nor their trademark(s), tradename(s) or servicemark(s), for advertising or promotional purposes without the prior written consent of JJBS.

15. Governing Law; Dispute Resolution

(a) This Agreement shall be governed by, and shall be construed in accordance with, the laws of the Commonwealth of Puerto Rico.

(b) Any Disputed Matter will first be attempted to be resolved by local Participating Affiliate management. Pending failure to reach resolution, any Disputed Matter may be escalated to the Account Managers identified in this Agreement. Such submission shall be delivered in writing containing a reasonably detailed explanation of the nature of the Disputed Matter and its impact on each party's obligations under this Agreement. If such Account Managers are unable to agree upon a decision within five (5) business days after submission to them of the Disputed Matter, then the Disputed Matter shall be further escalated to the next higher management level representative of each, as identified on Exhibit F (the "Escalation Procedure"). Each additional level shall have ten (10) business days after submission of the Disputed Matter to them to reach a mutually acceptable solution. Once exhausted, or if the designated timeframes are materially exceeded, either party shall initiate the mediation procedures set forth in subsection (c) hereof.

(c) (i) Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to binding arbitration shall, before submission to binding arbitration, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the CPR Institute for Dispute Resolution, or successor ("CPR") then in effect, except where those rules conflict with these provision, in which case these provisions control. The mediation shall be conducted in New Brunswick, New Jersey and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are parties.

(ii) The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR.

(iii) The parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within ten (10) days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the parties with a list of at least fifteen (15) names. Each party shall exercise challenges for cause, two (2) peremptory challenges, and rank the remaining candidates within five (5) working days after receiving the CPR list. The parties may together interview the three (3) top-ranked candidates for no more than one (1) hour each and, after the interviews, may each exercise one (1) peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking.

(iv) The mediator shall confer with the parties to design procedures to conclude the mediation within no more than forty-five (45) days after initiation. Under no circumstances may the commencement of arbitration under subsection (d) below be delayed more than forty–five (45) days by the mediation process specified herein absent contrary agreement of the parties.

10/11/04

(v) Each party agrees not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(vi) Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

(d) Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, and unable to be resolved in accordance with the procedure setforth in subsections (b) and (c) above, shall be settled by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining, except where those rules conflict with this provision, in which case this provision controls. The parties hereby consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of this provision and the entry of judgment on any award rendered hereunder. Should such Court for any reason lack jurisdiction, any Court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney specializing in business litigation who has at least fifteen (15) years of experience with a law firm or corporate law department of over twenty-five (25) lawyers or was a judge of a Court of general jurisdiction. The arbitration shall be held in New Brunswick, New Jersey and in rendering the award the arbitrator must apply the substantive law of New Jersey (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA. Within forty-five (45) days after initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight (8) months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule. Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEYS' FEES OR COSTS.

10/11/04

16. Headings

The headings used herein have been inserted for convenience only and shall not affect the interpretation of this Agreement.

17. Notices

All notices and other communications hereunder shall be in writing and delivered personally or mailed by overnight U.S. mail, postage prepaid, or by certified or registered U.S. mail, return receipt requested, postage prepaid, or sent by Federal Express or another nationally recognized courier service (billed to sender), to the parties at the following addresses:

If to Seller:

Elizabeth Plaza, President
Plaza Consulting Group, Inc. dba Pharmaserve
Suite 110 Mendez Vigo 373
Dorado, PR 00646

If to any J&J Party:

(1) The proper recipient in the related Site Specific Agreement

and

(2) Carmin Diaz
Strategic Sourcing Director
Johnson & Johnson Business Services
PO Box 1959
Caguas, PR 00726-1959

or to such other place as either party may designate by written notice to the other.

18. Failure to Exercise

The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.

19. Personnel

(a) Participating Affiliate reserves the right to reject for any lawful reason whatsoever any of Seller's Personnel assigned by Seller. Seller shall as soon as possible thereafter provide a replacement satisfactory to Participating Affiliate. Seller shall not leave the position without acceptable staffing, however, during the replacement assessment period.

(b) On-site and dedicated Seller Personnel shall abide by Participating Affiliate's holiday schedule.

(c) Seller acknowledges that Seller's Personnel assigned to this Agreement will have personal contact with customers, employees, visitors and suppliers of J&J Parties. Accordingly, it is agreed that Seller's Personnel shall meet the highest standards of professional performance and appearance with respect to the Services rendered hereunder and shall abide by Participating Affiliates' Employee Rules and Regulations.

(d) Seller's Personnel shall not be assigned to or transferred from Participating Affiliate's account without Participating Affiliate's consent, which shall not be unreasonably withheld. Prior to the assignment of an individual at Participating Affiliate's site, Seller will submit the resume of its proposed individual to Participating Affiliate and allow Participating Affiliate the right to review and interview the candidate. Only upon a successful interview may such individual be assigned to Participating Affiliate's account.

(e) To help ensure a safe, healthy and productive work environment, J&J Parties may require that Seller's Personnel undergo drug screening in accordance with medical protocol established by J&J Parties, and used for its own personnel, prior to working at a Participating Affiliate site.

(f) Non-Solicitation. In the absence of prior written consent, both parties agree not to solicit, directly or indirectly through subsidiaries, holding companies, partnerships or any other financially related firms; nor to tender an offer of employment nor place on their payroll nor contract with any present employee or subcontracted service provider's employee who becomes known to the other party in connection with the proper execution of this Agreement for a period of the term of this Agreement plus a period of eighteen (18) months after it's termination. In the event one party hires or contracts with an employee of the other party, or a subcontracted service provider's employee, contrary to the terms of the Agreement, the former party agrees to pay the latter party liquidated damages, and not as penalty, an amount equal to the total compensation, including salary, wages, bonuses, commissions, and employee benefits, which said employee received during the last twelve (12) months of his or her employment. This provision for liquidated damages shall not limit remedies against either party for any other breach of this paragraph, nor shall it preclude either party from asserting any cause of action independent of this provision.

20. Assignment; Subcontracting

(a) This Agreement may not be assigned by either party without the prior written consent of the other, except that JJBS may assign its rights and/or obligations hereunder to any of its Affiliates upon written notice thereof to Seller. A Site Specific Agreement may not be assigned by either party without the prior written consent of the other, except that Participating Affiliate may assign its rights and/or obligations hereunder to any of its Affiliates upon written notice thereof to Seller.

(b) Seller may not subcontract this Agreement or any of its rights or obligations hereunder, without JJBS's prior written consent. Any attempted subcontracting without JJBS consent shall be null and void. In the event of a permitted subcontractor, Seller shall remain primarily liable to JJBS for its subcontractor's full and complete performance.

21. Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both parties remain substantially unimpaired, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

22. Records and Right to Audit

(a) Seller agrees to make, keep and maintain, in accordance with generally accepted accounting principles and practices, consistently applied from year to year, complete books, records, invoices and records of payments relating to the Services while they are being performed and for a period of four (4) years following expiration or termination of the Agreement. The J&J Parties shall have the right to audit and/or examine, either directly or through its authorized representative or agents, during regular business hours and for a reasonable length of time, all books, records, accounts, correspondence, instructions, specifications, plans, drawings, receipts, manuals, contracts, purchase orders, tax returns and memoranda pertinent to this Agreement. At its sole expense, Seller shall provide reports, information, details and supporting documentation, in electronic form to the degree practical, including, but not limited to, that necessary to insure Seller's compliance with Article 23 "Most Favored Customer" and Article 27 "Small and Minority Business", as appropriate.

(b) Seller shall include a provision similar to subsection (a) above in all subcontract agreements, which are rendered on a time and materials basis. This subcontract provision shall be assignable to JJBS so as to convey to JJBS the right to audit the books and records of any such subcontractor.

(c) If any audit or examination reveals that Seller's invoices for the audited period were not correct for such period; Seller shall promptly reimburse each Participating Affiliate for the amount of any overcharges. Such payments shall include interest at the rate of one percent (1%) per month, but in no

10/11/04

event to exceed the highest lawful rate of interest, calculated from the date the amount(s) were paid to Seller until the date of actual reimbursement to the Participating Affiliate(s). In the event that any such audit reveals an overcharge by Seller to Participating Affiliate(s) of five percent (5%) or more of a particular type of fee or expenditure, Seller shall reimburse the Participating Affiliate(s) for the cost of such audit as well as any amount(s) owed pursuant to the immediately preceding sentence.

23. Most Favored Customer

Seller warrants and represents that all prices, charges, benefits, warranties and terms granted to the J&J Parties pursuant to this Agreement are comparable to, or more favorable than, the prices, charges, benefits, warranties and terms that Seller has offered to any other person or entity for the Services covered by this Agreement. If at any time during the first twelve (12) months after the Effective Date of this Agreement, Seller shall contract with any other person or entity for prices, charges, benefits, warranties or other terms more favorable to such person or entity, Seller shall promptly notify the J&J Parties of such more favorable terms and the J&J Parties shall immediately begin receiving the more favorable terms for the remainder of the term of this Agreement, including any renewals thereof, as well as retroactive to the effective date of the new contract. Upon JJBS's request, Seller shall advise JJBS in writing, executed by an officer of Seller, that this section has not been contradicted by any transaction entered into by Seller for the Services since the later of (i) the Effective Date or (ii) the date of the most recent notice provided by Seller pursuant to this Article.

24. Charges and Payments

All details of charges and payments are covered under the Commercial Terms and Conditions as stated in Annex C. A Participating Affiliate may withhold payment of any amounts that are disputed in good faith if (i) the Participating Affiliate delivers a written statement to Seller on or before the due date of such payment describing the basis of the dispute and the amount being withheld and (ii) such statement is signed by an authorized representative of Participating Affiliate.

25. Transition of Affected J&J Parties Employees

Participating Affiliate will give Seller, for the purpose of potential employment, access to all affected Participating Affiliate employees performing Services which will be provided by Seller under this Agreement. Seller will interview and consider all such Participating Affiliate employees who submit an application for employment to Seller, subject to successful completion of Seller's pre-employment process, i.e. background verification and drug screening. Seller's offer of employment shall be consistent with the parameters set forth in the Site Specific Agreement.

26. Shipping/Delivery - "Intentionally Deleted"

27. Small and Minority Business

EYL
10/11/04

(a) It is the policy of J&J Parties that small business concerns, small business concerns owned and controlled by socially and economically disadvantaged individuals and small business concerns owned and controlled by women (as defined in the Small Business Act and in the Federal Acquisition Regulations Section 52.219-9 et seq.) shall have the maximum practicable opportunity to participate in this Agreement. Seller hereby agrees to carry out this policy in sourcing and in the awarding of subcontracts to the fullest extent consistent with efficient contract performance.

(b) Seller further agrees to cooperate in any studies, surveys or audits conducted by J&J Parties, or any Federal, State or local agency, as may be necessary to determine the extent of Seller's compliance with this Article and to timely provide accurate and complete information to meet Participating Affiliate governmental reporting requirements, including forecasts.

(c) Of the total number of dollars the Seller plans to source or spend under subcontracts, Seller will use its best efforts to meet an overall goal of 20% each year awarded to small business concerns, to small disadvantaged business concerns and to women owned businesses. Furthermore, Seller will use its best efforts, within the overall goal of 20%, to award at least 5% of the total to small disadvantaged business concerns and 5% to women owned businesses. Seller may rely on appropriate written representations concerning its sourcing or subcontractor's status.

(d) The failure of Seller to comply with this Article shall be a material breach of this Agreement.

28. Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

29. Sale of Participating Affiliate

If, after the effective date hereof, a Participating Affiliate ceases to qualify as a Participating Affiliate for any reason, Seller agrees to continue to provide the Services to that entity pursuant to its Site Specific Agreement for a period of up to twelve (12) months to enable Seller and that entity the opportunity to transition to another contractual arrangement; provided, however, that no other J&J Party shall have any ongoing obligation under such Site Specific Agreement.

30. Safety

(a) Seller shall notify Participating Affiliate immediately of the existence of any safety hazards at Participating Affiliate's premises whether or not under Seller's control; however, it shall be Seller's responsibility to take all necessary precautions against injury to persons or damage to property from such hazards until corrected by the responsible party.

(b) Seller shall take all reasonable measures to prevent injury to all persons or damage to any property on Participating Affiliate's premises, whether or not a hazardous or potentially hazardous condition exists.

(c) Seller shall be responsible for assuring that Seller's Personnel performing Services under this Agreement are properly trained in performing their duties and in the safety equipment required by Federal, State or local law or by Participating Affiliate's standards.

(d) Seller agrees to comply with all applicable OSHA standards, applicable state and local health and safety laws and Participating Affiliate's safety rules of which Seller has notice, regarding Seller's Personnel performing services on Participating Affiliate's premises. Where there are multiple employees or permitted subcontractors permanently stationed on Participating Affiliate's premises, Seller shall designate one of its employees to act as safety coordinator. Seller's safety coordinator shall be responsible to maintain safe working conditions for all of the Sellers' employees, agents, permitted subcontractors or invitees and compliance with all applicable safety laws, rules, regulations and directives.

(e) Seller authorizes each Participating Affiliate, to the extent available, to provide minor first aid to Seller's Personnel for injuries incurred on Participating Affiliate's premises. In the event of a serious injury or if immediate emergency care is believed necessary for an illness, Seller authorizes Participating Affiliate to act in accordance with its Site Specific rules and regulations.

31. Contract Management

(a) Each party has designated the following individual(s) as its Account Manager under this Agreement:

Seller's Representative:
Name: Elizabeth Plaza
Phone # 787-278-2709
Mobile # 787-842-4287
Fax # 787-796-5168
E-mail Address: eplaza@pharmaservpr.com

JJBS's Representative:
Name: Roxanne Ceglia
Phone # 787-286-7895
Mobile # 939-645-0019
Fax # 787-703-7295
E-mail Address: rceglia@jsspr.jnj.com

with full authority to make binding decisions for that party. JJBS shall have the right to approve changes to the identity of Seller's Account Manager.

(b) At either party's reasonable written request from time to time during the performance of this Agreement, but no less frequently than quarterly, both Account Managers and any other personnel which either party may reasonably designate shall meet to review the progress of the Agreement.

(c) Seller's Account Manager will be responsible to ensure that each of its employees, and its permitted subcontractors' employees, working at or performing material services for a Participating Affiliate, have executed an Agreement in the form of that contained in Annex D hereof. Copies shall be provided to JJBS's Account Manager.

32. Entire Agreement

It is the mutual desire and intent of the parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have, in this Agreement, incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither party makes any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement (i) constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement and (ii) supersedes all previous understandings, agreements and representations between the parties, written or oral. All modifications, changes or amendments to this Agreement shall be contained in the Site Specific Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year first above written.

JOHNSON & JOHNSON BUSINESS SERVICES	PLAZA CONSULTING GROUP dba PHARMASERV
By:	By:
Name: [illegible]	Name: Nelida Plaza
Title: Strategic Sourcing Director	Title: Vice President of Operations

ANNEX A

GENERAL DESCRIPTION OF "SERVICES"

I. Seller's Portfolio of Services

A. Description of Services

II. Commitments on provision of Services

A. Supplier roles and responsibilities

B. Training

C. Conflict resolution

D. Resource allocation

III. Commitments on provision of goods – N/A

IV. Commitments on goods related services – N/A

V. Performance Incentives

VI. Savings goals

A. Price Reduction Goals

B. Resource optimization

C. Value added services

D. Other

VII. Customer Satisfaction Survey Requirements

VIII. Transition of affected employees

IX. Reporting Requirements

Each Participating Affiliate will receive monthly management reports, by the fifth (5) day of the following month, at no additional expense. Such reports will be in the format agreed upon when executing its Site Specific Agreement or as amended thereafter. Seller will also provide JJBS on a monthly basis, by the fifth (5) day of the following month, with necessary reports for the use of its Strategic Sourcing Department at no additional expense.

Such reports will include:

- Detailed spend and unit counts by service category for entire J & J Parties account. Excel template provided electronically. Sample attached.

X. Account Review Meetings

Seller's Account Team will also meet with JJBS quarterly, or as otherwise requested by JJBS, to review account status as a whole to include, though not to be limited to, outstanding Services and billing issues, overall volume data and new technology or price improvements then available. Seller will bring appropriate materials and be properly prepared for such meetings.

ANNEX B

"Intentionally Deleted"

ANNEX C

COMMERCIAL TERMS AND CONDITIONS

Rates

The agreed upon rates are those described below:

[illegible]		[illegible]
Project Manager	$	[redacted]
Assoc. Validation Specialist	$	[redacted]
Validation Specialist	$	[redacted]
Sr. Validation Specialist	$	[redacted]
Validation Technician	$	[redacted]
Administrative / Clerk	$	[redacted]

Payment Terms

Seller is required to submit all invoices on a monthly basis via the Internet referencing a valid Purchase Order number. Invoices will be due forty-five (45) days after receipt of an undisputed invoice. Accounts Payable will make payment via electronic funds transfer. Seller must access www.ap.jnj.com to complete the on-line form and assure initiation of the payment process. For answers to any invoicing/accounts payable questions Seller should contact the Customer Service Hotline at 1-877-557-4487.

This procedure does not apply to the following J&J companies: Cordis LLC. Seller should follow instructions noted on Cordis LLC PO terms & conditions.

ANNEX D

EMPLOYEE CONFIDENTIALITY, COPYRIGHT AND INVENTION AGREEMENT

In connection with that certain Site Specific Agreement dated October 11, 2004 ("Agreement"), between PLAZA CONSULTING GROUP dba PHARMASERV ("Seller") and JOHNSON & JOHNSON BUSINESS SERVICES ("Participating Affiliate"), and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned employee, consultant or agent of Seller, or its subcontractor, as the case may be ("EMPLOYEE"), hereby agrees as follows:

1. EMPLOYEE acknowledges and agrees that any and all information emanating from Participating Affiliate's business, in any form, and any methods, systems, or other elements created, learned or developed by EMPLOYEE in performing the Agreement, will be "Confidential and Proprietary Information" of Participating Affiliate. EMPLOYEE agrees that it will not, during or after the term of the Agreement, duplicate, use or disclose any such Confidential and Proprietary Information to any other person unless such duplication, use or disclosure is specifically authorized by Participating Affiliate in writing. Confidential and Proprietary Information does not include any information which, at the time of disclosure, is in the public domain, known to the EMPLOYEE at the time of disclosure and can be so proved by documentary evidence, or which has been rightfully disclosed to EMPLOYEE by a third party. All materials supplied to EMPLOYEE by Participating Affiliate, and any copies thereof, shall be returned to Participating Affiliate within thirty (30) days after the completion of any work under the Agreement or within ten (10) days after Participating Affiliate requests the return thereof. Access to Participating Affiliate's computer system(s) is granted solely for the work contracted and for no other purposes whatsoever.

2. Any work(s) created by EMPLOYEE for delivery of the Services shall be considered a work made for hire, to the fullest extent permitted by law and all right, title and interest therein, including the worldwide copyrights, shall be the property of Participating Affiliate as the employer and party specially commissioning said work. In the event that any said copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held to not be a work made for hire, EMPLOYEE agrees to assign, and does hereby so assign to Participating Affiliate, all right, title and interest in and to said work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the work in copies or phone records, to prepare derivative works based on the work, to distribute copies of the work, to perform and/or display the work publicly and to register the claim of copyright therein. EMPLOYEE, without charge to Participating Affiliate, shall duly execute, acknowledge and deliver to Participating Affiliate all such further papers, including assignments and applications for copyright registration or renewal, as may be necessary to enable Participating Affiliate to publish or

10/11/04

protect said works by copyright or otherwise in any and all countries and to vest title to said works in Participating Affiliate, or its nominees, their successors or assigns, and shall render all such further assistance, at Participating Affiliate's expense, as Participating Affiliate may require in any proceeding or litigation involving the rights in said works.

3. Any inventions, improvements or ideas made or conceived by EMPLOYEE in connection with or during the performance of the Services contemplated under the Agreement shall become the property of Participating Affiliate. At Participating Affiliate's expense, EMPLOYEE shall execute, acknowledge and deliver to Participating Affiliate all such further papers, including applications for patents, as may be necessary to enable Participating Affiliate to publish or protect said inventions, improvements, and ideas by patent or otherwise in any and all countries and to vest title to said patents, inventions, improvements and ideas in Participating Affiliate, or its nominees, their successors or assigns, and shall, at Participating Affiliate's expense, render all such assistance as may be required in any Patent Office proceeding or litigation involving said inventions, improvements or ideas. EMPLOYEE, as part of the Services to be performed under the Agreement, shall notify Participating Affiliate of any new inventions, improvements or ideas conceived by EMPLOYEE during the performance of the services contemplated by this Agreement, and shall keep written notebook records of its work, properly witnessed for use as invention records, and shall submit such records to Participating Affiliate when requested or at the termination of the work contemplated hereunder.

4. If EMPLOYEE is granted a privileged account on Participating Affiliate's computer system(s), it is subject to audit by Participating Affiliate at any time.

IN WITNESS WHEREOF, EMPLOYEE has caused this Agreement to be duly executed as of the date set forth below.

EMPLOYEE

[signature]

Name: Nelida Plaza

Date: October 11, 2004

ANNEX E

SERVICE LEVEL AGREEMENT

Billing:

1. Acknowledgement of problem with three (3) days (verbal and electronic). Update every five (5) business days until resolved.

2. Complete or demonstrable progress to resolution within sixty (60) days after notification or:

   5% automatically off correct invoice on 61st day
   10% automatically off correct invoice on 91st day
   5% automatically off correct invoice for each 30-day period after 91st day.

3. A higher level penalty will not apply where resolution has occurred close to month-end and Seller cannot generate a revised invoice in time. All such instances will be examined in good faith by the parties.

Report availability:

If contracted for reports are not made available to J&J Parties more than two (2) months during any twelve (12) month period both timely and complete in form and substance, upon notification from JJBS the following month's invoices will be reduced one (1%) percent.

Account Review Meetings:

It is required that Seller prepare for and attend all quarterly Account Review Meetings. Issues raised at such meetings by JJBS will be acknowledged by Seller to JJBS in writing no later that two (2) business days after the meeting with an initial corrective action plan. Seller will present a final corrective action plan no later than two (2) business days thereafter and meet the schedule in such corrective action plan

100% of the time. "Meeting the schedule in such corrective action plan" will include but not be limited to a written report to SSJI within the timeframe identifying the root cause of the issues and how Seller has taken steps to prevent its re-occurrence. Failure to comply with this procedure will, upon notification from JJBS, resulting in the following month's invoices after notification being reduced one (1%) percent.

Account Team:

Issues will be raised at other than the Account Review Meetings by Participating Affiliate via e-mail or voice mail. It is required that Seller acknowledge in writing such issues with two (2) business days after receipt, except if identified as an emergency in which case Seller shall acknowledge via page within 24 business hours, and present a plan for resolution within three (3) business days, including timeframe. Failure to acknowledge or failure to meet the timeframe 95% of the time measured quarterly will result in the following month's invoices after notification being reduced one (1%) percent.

Delivery:

Seller's ability to meet its promised delivery dates will be measured quarterly at the Account Review Meetings. Failure to maintain 95% compliance rate will result in next month's invoices being reduced one (1%) percent upon notification from JJBS.

ANNEX F

ESCALATION PROCEDURE

(1) Escalation begins with Seller's J&J Account Representative and the Site Project Manager

(2) Next step – Seller's General Manager or President and J&J Puerto Rico Commodity Manager

(3) Next step – Seller's General Manager or President and J&J Puerto Rico Strategic Sourcing Director

If matter not resolved within five (5) business days after presentation, either party should escalate to next level.

10/11/07

ANNEX G

RFI 2714 & CBE 12218 RELATED DOCUMENTS

Johnson & Johnson

EXHIBIT "B" REQUEST FOR PROPOSAL (RFP) RESPONSE FORM

1. Name of the Commissioning & Qualification Contractor submitting RFP response.

Your Firm's Name: PLAZA CONSULTING GROUP dba PHARMASERV	Initials:

2. Services to be provided in-house with your firm's own direct employees (Commissioning & Qualification Contractor's employees). Check those services applicable and specify additional (if any). Terms are identified in the "Johnson & Johnson Commissioning & Qualification Implementation Guide, Exhibit D." Also identify services not available in-house that you will subcontract. For all services not provided in-house, list the subcontractors that you would propose to use along with a list of their services. Please make this a separate attachment.

SERVICE	YES	NO
DQ Protocol Preparation & Execution	___	___
IQ Protocol Preparation & Execution	___	___
OQ Protocol Preparation & Execution	___	___
PQ Protocol Preparation & Execution	___	___
Commissioning Protocol Preparation & Execution	___	___
Commissioning Master Plans	___	___
Project Qualification / Validation Master Plans	___	___
Final Reports	___	___
FAT Execution	___	___
Pre-commissioning Services	___	___
Commissioning Services	___	___
Trouble Shooting / Deviation Resolution	___	___

3. The Commissioning & Qualification Contractor is to check off and provide the information listed below:

3a. Provide concise information about your firm and proposed subcontractors including:

1. Number of employees by discipline and title.
2. Current and projected commissioning & qualification work load.
3. Past five year billings for commissioning and/or qualification services.
4. Past and pending litigation (if any).
5. Examples of the range of significant "commissioning & qualification" projects and building types done by your firm with the subcontracted consultants indicated.
6. Awards and recognition.
7. List of major clients.
8. References.
9. List of previous "commissioning & qualification" work performed for any Johnson and Johnson Company.

10. Projected billings for commissioning & qualification alliance services this year.

☐ 3b. Current experience (less than seven years) relevant to Commissioning & Qualification, Scope of Services. Include for each project technical data (function, size, cost, date completed), drawings, photographs and references.

☐ 3c. Organization of In-House and Subcontracted Services and staffing plan.

☐ 3d. Proposed approach for commissioning & qualification services for Johnson & Johnson.

☐ 3e. Approach to scheduling the work required for large collaborative on-call type projects.

4. Names of key personnel who could be utilized for the Johnson & Johnson account. Provide resumes for each individual – include subcontractors.

Name	Firm Initials	Title / Discipline	% Full-Time

5. Insurance.

a. Provide current original certificate of insurance indicating your firm's coverage.

b. Is the required coverage provided? Yes ____ No ____

6. Johnson & Johnson Commissioning & Qualification Implementation Guide, Exhibit "D."

Agreement with J&J Guide:

Acceptance Yes ✓ No ____

7. Hourly Rates & Multipliers: Identify on your own separate spreadsheet, your firms hourly rates & multipliers as explained in the "Instructions to Bidders, Exhibit A."

	Labor Rates & Multipliers:
Direct Staff Bare Rate (DSBR)	
Direct Personal Expense (DPE)	
Overhead Multiplier (OH)	
Profit Multiplier (P)	
Overall Multiplier	

8. Acceptance with and agreement to the "Proposed Form of Contract, Exhibit C." Any exceptions must be clearly stated along with the reason.

Agreement with Contract

Acceptance Yes _____ No _____

9. Identify on a separate sheet, the regions of the globe where your firm's "commissioning & qualification" services are available. Identify size & location of those regional offices as well as the number of total employees in each office; commissioning/qualification (C&Q) employees and whether the C&Q employees are full time or part of the time assigned to C&Q activities.

Johnson & Johnson

EXHIBIT "B" **REQUEST FOR PROPOSAL (RFP) RESPONSE FORM**

1. Name of the Commissioning & Qualification Contractor submitting RFP response.

Your Firm's Name: Washington Engineers PSC	Initials:

2. Services to be provided in-house with your firm's own direct employees (Commissioning & Qualification Contractor's employees). Check those services applicable and specify additional (if any). Terms are identified in the "Johnson & Johnson Commissioning & Qualification Implementation Guide, Exhibit D." Also identify services not available in-house that you will subcontract. For all services not provided in-house, list the subcontractors that you would propose to use along with a list of their services. Please make this a separate attachment.

SERVICE	YES	NO
☐ DQ Protocol Preparation & Execution		
☐ IQ Protocol Preparation & Execution		
☐ OQ Protocol Preparation & Execution		
☐ PQ Protocol Preparation & Execution		
☐ Commissioning Protocol Preparation & Execution		
☐ Commissioning Master Plans		
☐ Project Qualification / Validation Master Plans		
☐ Final Reports		
☐ FAT Execution		
☐ Pre-commissioning Services		
☐ Commissioning Services		
☐ Trouble Shooting / Deviation Resolution		

3. The Commissioning & Qualification Contractor is to check off and provide the information listed below:

☐ 3a. Provide concise information about your firm and proposed subcontractors including:

1. Number of employees by discipline and title.
2. Current and projected commissioning & qualification work load.
3. Past five year billings for commissioning and/or qualification services.
4. Past and pending litigation (if any).
5. Examples of the range of significant "commissioning & qualification" projects and building types done by your firm with the subcontracted consultants indicated.
6. Awards and recognition.
7. List of major clients.
8. References.
9. List of previous "commissioning & qualification" work performed for any Johnson and Johnson Company.
10. Projected billings for commissioning & qualification alliance services this year.

- 3b. Current experience (less than seven years) relevant to Commissioning & Qualification, Scope of Services. Include for each project technical data (function, size, cost, date completed), drawings, photographs and references.
- 3c. Organization of In-House and Subcontracted Services and staffing plan.
- 3d. Proposed approach for commissioning & qualification services for Johnson & Johnson.
- 3e. Approach to scheduling the work required for large collaborative on-call type projects.

4. Names of key personnel who could be utilized for the Johnson & Johnson account. Provide resumes for each individual – include subcontractors.

Name	Firm Initials	Title / Discipline	% Full-Time

5. Insurance.

a. Provide current original certificate of insurance indicating your firm's coverage.

b. Is the required coverage provided? Yes ______ No ______

6. Johnson & Johnson Commissioning & Qualification Implementation Guide, Exhibit "D."

Agreement with J&J Guide:

Acceptance Yes ✓ No ______

7. Hourly Rates & Multipliers: Identify on your own separate spreadsheet, your firms hourly rates & multipliers as explained in the "Instructions to Bidders, Exhibit A."

	Labor Rates & Multipliers:
Direct Staff Bare Rate (DSBR)	
Direct Personal Expense (DPE)	
Overhead Multiplier (OH)	
Profit Multiplier (P)	
Overall Multiplier	

8. Acceptance with and agreement to the "Proposed Form of Contract, Exhibit C." Any exceptions must be clearly stated along with the reason.

Agreement with Contract

Acceptance Yes ______ No ______

9. Identify on a separate sheet, the regions of the globe where your firm's "commissioning & qualification" services are available. Identify size & location of those regional offices as well as the number of total employees in each office; commissioning/qualification (C&Q) employees and whether the C&Q employees are full time or part of the time assigned to C&Q activities.

Johnson & Johnson BUSINESS SERVICES

Confidential Information; Rights to Inventions and Copyrights.

(a) Any information (i) disclosed by COMPANY to SUPPLIER or learned by SUPPLIER from COMPANY either orally, electronically, visually or in a document or other tangible form which is either identified as or should be reasonably understood to be confidential and/or proprietary, including, but not limited to, existing or contemplated machines, products, processes, techniques or know-how, marketing plans and strategies, financial information and projections and customer and supplier lists and information and (ii) any proprietary or confidential information or data developed pursuant to the performance of the Services contemplated hereunder, shall not be disclosed by SUPPLIER or its employees, representatives or agents to others or used for SUPPLIER's own benefit without the prior written consent of COMPANY. Notwithstanding the foregoing, information shall not be considered confidential, proprietary or sensitive only to the extent that such information (a) is already known to SUPPLIER and not subject to any confidentiality restrictions at the time it is obtained from COMPANY, (b) is or becomes publicly known through no wrongful act of SUPPLIER, or (c) is rightfully received by SUPPLIER from a third party without restriction on further disclosure. IN THE EVENT OF A BREACH OR A THREATENED BREACH OF THE TERMS AND CONDITIONS OF THIS SECTION, COMPANY SHALL BE ENTITLED TO IMMEDIATE INJUNCTIVE RELIEF TO PREVENT THE USE OR DISCLOSURE OF PROPRIETARY OR CONFIDENTIAL INFORMATION, IN ADDITION TO ALL OTHER REMEDIES AVAILABLE TO IT AT LAW OR EQUITY. All materials supplied to SUPPLIER by COMPANY, and any copies thereof, shall be returned to COMPANY within thirty (30) days after the completion of any work under the Agreement or within ten (10) days after COMPANY requests the return thereof. Access to COMPANY's computer system(s) is granted solely for the work contracted and for no other purpose whatsoever.

(b) Any copyrightable work whether published or unpublished created by SUPPLIER in connection with or during the performance of the Services shall be considered a work made for hire, to the fullest extent permitted by law and all right, title and interest therein, including the worldwide copyrights, shall be the property of COMPANY as the employer and party specially commissioning said work. In the event that any said copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held to not be a work made for hire, SUPPLIER agrees to assign, and does hereby so assign to COMPANY, all right, title and interest in and to said work or portion thereof, including, but not limited to, the worldwide copyrights, extensions of such copyrights and renewal copyrights therein, and further including all rights to reproduce the copyrighted work in copies or phonorecords, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to perform the copyrighted work publicly, to display the copyrighted work publicly and to register the claim of copyright therein. SUPPLIER, without charge to COMPANY, shall duly execute, acknowledge and deliver to COMPANY all such further papers, including assignments and applications for copyright registration or renewal, as may be necessary to enable COMPANY to publish or protect said works

by copyright or otherwise in any and all countries and to vest title to said works in COMPANY, or its nominees, their successors or assigns, and shall render all such assistance as COMPANY may require in any proceeding or litigation involving the rights in said works. If COMPANY requests SUPPLIER to execute an assignment of its copyrights or other rights in the copyrightable work and if SUPPLIER fails to execute the assignment within fifteen (15) calendar days after the request, SUPPLIER hereby appoints COMPANY as SUPPLIER's attorney in fact for the sole purpose of executing the assignment on behalf of SUPPLIER to COMPANY, and SUPPLIER agrees to be bound thereby.

(c) Any inventions, improvements or ideas made or conceived by SUPPLIER in connection with or during the performance of the Services shall become the property of COMPANY. At COMPANY's expense, SUPPLIER shall execute, acknowledge and deliver to COMPANY all such further papers, including applications for patents, as may be necessary to enable COMPANY to publish or protect said inventions, improvements, and ideas by patent or otherwise in any and all countries and to vest title to said patents, inventions, improvements and ideas in COMPANY, or its nominees, their successors or assigns, and shall, at COMPANY's expense, render all such assistance as may be required in any Patent Office proceeding or litigation involving said inventions, improvements or ideas. SUPPLIER, as part of the Services to be performed under the Agreement, shall notify COMPANY of any new inventions, improvements or ideas made by SUPPLIER during the performance of the Services contemplated by this Agreement, and shall keep written notebook records of its work, properly witnessed for use as invention records, and shall submit such records to COMPANY when requested or at the termination of the work contemplated hereunder.

(d) SUPPLIER shall not originate any publicity, news release, technical article or other public announcement, written or oral, whether to the public press or otherwise, relating to this Agreement or to performance hereunder or the existence of an arrangement between the parties without the prior written consent of COMPANY.

SUPPLIER

Signature: [signature]

Name: Elizabeth Plaza

Date: April 26, 2004